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November 24, 1997


Richard A. Lotti
13983 Arbolitos Drive
Poway, CA  92064


Dear Rich:

I am pleased to offer you a position with CardioThoracic Systems, Inc. (the "Company", "CTS") as Vice President, Business Development. You will be paid an annual salary of $140,000 which will be paid bi-weekly. As a Company employee, you are also eligible to receive certain employee benefits including: medical and dental insurance, life insurance, long-term disability insurance, Employee Stock Purchase Plan, 401(k) Plan, vacation time, sick time and holiday pay.

You will be eligible to participate in the Company's bonus program (beginning Q1 1998) which is tied to both corporate and individual accomplishments). A maximum annual bonus potential of 35% is available for your position.

Pending approval, you will be granted an incentive stock option (up to the maximum allowable by law, the remainder being non-qualified stock options), priced at the current fair market value, entitling you to purchase, over the next four years, up to 110,000 shares of the Company's Common Stock. Such options shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. If the Company were to be acquired, any unvested shares would become immediately vested upon the change of control.

CTS will loan you up to $80,000 for the purchase of a home. This loan and interest (ie: 6.1% for the month of November) will be forgiven 1/4 per year for 4 years as long as you remain employed by CTS. If the Company were to be acquired and your position involuntarily terminated, the outstanding loan balance and interest will be 100% forgiven.

CTS will reimburse you for the following relocation expenses:
-  Actual expenses associated with the physical move of your household
-  Closing costs on both homes
-  Interim housing expenses (as necessary through June 1998)

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You will receive, for the first three years of your employment, a graduating housing differential as follows:
-  Year 1:  $1,500/month
-  Year 2:  $1,000/month
-  Year 3:  $500/month

If your employment with the Company is involuntarily terminated for any reason (other than cause), you will be given a severance package of six months of base salary paid through CTS' normal payroll cycle.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at-will nature of your employment cannot be altered by the statements or conduct of any person affiliated with the Company. You expressly agree not to rely on any such statements or conduct and that, even if such statements or conduct occur, your employment remains at will.

The first 90 days of employment will be an introductory period during which you will be introduced to your job responsibilities, and you and CTS can determine mutual suitability. If your performance is deemed to be satisfactory you will continue with CTS as a regular employee. Please be aware that you are not guaranteed employment for the full 90 day period. Your employment during the 90 day introductory period and any further employment period constitutes at will employment.

Under federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three
(3) business days of your date of hire, or our employment relationship may be terminated.

I have enclosed our standard Employment, Confidential Information and Invention Assignment Agreement as a condition of your employment. If you accept this offer, please return to me a signed copy of that agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, including the termination of the employment relationship and disputes or claims based on harassment or discrimination of any kind, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association of Palo Alto, California.

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To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at CTS.

Sincerely,

Jeffrey G. Gold
Executive Vice President
Chief Operating Officer


BY SIGNING BELOW, YOU EXPRESSLY AGREE TO THE TERMS OF THIS LETTER, INCLUDING BUT NOT LIMITED TO, YOUR AGREEMENT THAT EMPLOYMENT AT THE COMPANY IS AT THE WILL OF YOU AND THE COMPANY AND THAT YOU WILL SUBMIT ALL DISPUTES ARISING OUT OF THE EMPLOYMENT RELATIONSHIP TO BINDING ARBITRATION.

ACCEPTED AND AGREED TO this
_____ day of ________, 19___.




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Richard A. Lotti


Enclosures:    Duplicate Original Letter
                    Employment, Confidential Information and
                         Invention Assignment Agreement